Rule 424(b)(2)
                                                             File Nos. 333-83542
                                                                   and 333-65597

PROSPECTUS SUPPLEMENT
(To prospectus dated March 14, 2002)

                                  $100,000,000
                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                           MEDIUM-TERM NOTES, SERIES D

     We may use this prospectus supplement to offer our unsecured Medium-Term Notes, Series D, from time to time.

     The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

     o    They may have maturities of one year to 30 years.

     o They may be subject to redemption at our option or repayment at the option of the holder.

     o    They will be denominated in U.S. dollars.

     o They may bear interest at a fixed rate or certain notes issued at a discount may not bear interest.

     o Interest will be paid on fixed rate notes on January 1 and July 1 of each year (unless otherwise specified in a pricing supplement) and at maturity.

     o    They may be issued in certificated or book-entry form.

     o They will be issued in minimum denominations of $1,000 and multiples of $1,000.

     o They will be issued in an aggregate principal amount of up to $100,000,000.

     o They will be offered from time to time on a reasonable best efforts basis on our behalf by the Agents named below. In addition, any Agent may purchase notes from us and may resell them to investors, and we may sell notes directly to investors acting on our own behalf.

     This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

     We will receive between $99,875,000 and $99,250,000 of the proceeds from the sale of the notes, after paying the Agents' commissions of between $125,000 and $750,000 and before deducting $272,000 in estimated offering expenses. The exact proceeds to us will be set at the time of issuance. We do not expect that any of the notes will be listed on any securities exchange, and a market for the notes may not develop.
                               ------------------

     THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -----------------

Salomon Smith Barney
                           JPMorgan
                                                Banc One Capital Markets, Inc.

                               -----------------

March 20, 2002

                                TABLE OF CONTENTS

                 PROSPECTUS SUPPLEMENT           PAGE                          PROSPECTUS                   PAGE
                  --------------------           ----                          ----------                   ----
Use of Proceeds ................................  S-2      About this Prospectus ............................  2
Description of the Notes .......................  S-2      Where You Can Find More Information ..............  2
Plan of Distribution ...........................  S-5      Central Hudson Gas & Electric Corporation ........  3
                                                           Recent Developments ..............................  4
                                                           Forward-Looking Statements .......................  5
                                                           Use of Proceeds ..................................  5
                                                           Ratios of Earnings to Fixed Charges ..............  6
                                                           Description of the Debt Securities ...............  6
                                                           Legal Matters .................................... 11
                                                           Experts .......................................... 12
                                                           Plan of Distribution ............................. 12


     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in the applicable pricing supplement. We have not authorized anyone to provide you with information different from that contained in these documents. The information contained in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement is accurate only as of the date of this prospectus supplement, the date of the accompanying prospectus and the date of the applicable pricing supplement, regardless of the time of delivery of this prospectus supplement or any sale of the notes. We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted.

                                 USE OF PROCEEDS

     We expect to use the net proceeds from the sales of the notes for the purposes set forth under the heading "Use of Proceeds" in the accompanying prospectus.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the debt securities and the indenture under "Description of the Debt Securities" in the accompanying prospectus, which description you should read. We have filed the indenture with the Securities and Exchange Commission, as referred to in the list of exhibits to the registration statement. You should read the indenture for provisions that may be important to you. The following description of the notes will apply to all notes, unless otherwise specified in an accompanying pricing supplement.

GENERAL

     We will issue the notes as a single series of unsecured debt securities under the indenture dated as of April 1, 1992, between us and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association) (as successor trustee to Morgan Guaranty Trust Company of New
York), as trustee. The notes will be limited in aggregate principal amount to $100,000,000.

     We will issue the notes in fully registered form only, without coupons. Unless we specify otherwise in the applicable pricing supplement, the notes will be issued as "book-entry" notes, represented by a permanent global note or notes registered in the name of The Depository Trust Company ("DTC"), or its nominee. We reserve the right, however, to issue note certificates registered in the name of the holders of the notes. Unless we specify otherwise in the applicable pricing supplement, the authorized denominations of the notes will be $1,000 and integral multiples thereof.

     The pricing supplement relating to a note will describe the following terms:

     o    the price at which the note will be issued;

     o    the date on which the note will be originally issued;

     o    the date on which the note will mature;

     o if an interest-bearing note, the fixed annual rate at which the note will bear interest and the interest payment dates for the note which, unless otherwise specified, will be January 1 and July 1 of each year;

     o    whether the note

          - may be redeemed by us at our option prior to its maturity date and/or

          - is required to be redeemed by us prior to its maturity date pursuant to any sinking fund or other mandatory redemption provision applicable to the note;

          and, if so, the related terms and conditions, including applicable redemption dates and prices;

          o any provisions for the repayment or purchase by us of the note at the option of the holder;

          o    any applicable discounts or commissions; and

          o any other terms of the note not inconsistent with the provisions of the indenture.

          In the discussion that follows, whenever we talk about

          o paying principal or interest on the notes at maturity, we mean at the maturity date, redemption date or other date upon which payment of principal of the notes become due;

          o a holder of a note, we mean the person in whose name the note is registered (which, in the case of global notes representing "book-entry" notes, will be DTC's nominee);

          o a business day with respect to any note, we mean any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City and State of New York, or other city in which any office or agency is maintained for the payment of principal of, or premium, if any, or interest on the note, are generally authorized or required by law, regulation or executive order to remain closed; and

          o the regular record date for any interest payment date for a note (unless otherwise specified in the applicable pricing supplement), we mean the December 15 or June 15 (whether or not a business day) immediately preceding the interest payment date.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise set forth in the applicable pricing supplement, each note will bear interest from the date of its original issue or from the most recent interest payment date to which interest has been paid or duly provided for, whichever is later, at the fixed rate per annum stated on its face until the principal amount of the note is paid or duly provided for. However, each note authenticated after the regular record date for any interest payment date but before such interest payment date will bear interest from such interest payment date, unless the date of its original issue is after such regular record date but before such interest payment date, in which case the note will bear interest from the date of its original issue. Interest on each note will be payable semiannually in arrears on each interest payment date and at maturity. Each payment of interest in respect of an interest payment date or at maturity will include interest accrued through the day before such date. Interest on notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Payments of interest on the notes (other than interest payable at maturity) will be made to the holders of the notes as of the regular record date for each interest payment date, commencing with the first interest payment date following the date of original issue of the note. However, if the date of original issue of a note is after a regular record date and before the corresponding interest payment date, interest for the period from and including its original issue date to but excluding the second interest payment date following the original issue date will be paid on such second interest payment date to the holder of the note on the regular record date immediately preceding such second interest payment date. Unless otherwise specified in the applicable pricing supplement, payment of interest on a note (other than interest payable at maturity) may, at our option, be made by check mailed to the holder of the note or (subject to receipt of proper instructions) by wire transfer to an account maintained by the holder with a bank in the United States. See "Supplemental Description of the Notes-- Book-Entry Notes."

     Unless otherwise specified in the applicable pricing supplement, the principal of the notes and any premium and interest thereon payable at maturity will be paid upon surrender of the note at the office of U. S. Bank Trust National Association in New York, New York, or of any successor paying agent in New York, New York. All payments of principal of, and premium, if any, and interest on, any of the notes will be made in United States dollars.

     Unless we specify otherwise in the applicable pricing supplement, if any date for payment of principal or interest on a note is not a business day, payment of amounts due on the note on that date may be made on the next succeeding business day. If that payment is made or duly provided for on that business day, no interest shall accrue on those amounts for the period from and after the payment date to that business day.

BOOK-ENTRY NOTES

     We will issue the notes as "book-entry" notes, unless we specify otherwise in the applicable pricing supplement. Each issuance of book-entry notes will be represented by a global note that will be deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. This means that, if we issue the notes as book-entry notes, we will not issue note certificates to any holder unless use of the book-entry system for the notes is discontinued.

     Beneficial ownership interests in global notes will be shown on, and transfers of beneficial ownership interests in global notes will be made only through, records maintained by DTC and its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange note certificates. Direct participants in DTC include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     Other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant can also use DTC's book-entry system.

     The rules that apply to DTC and those using its systems are on file with the SEC.

     Purchases of beneficial ownership interests in global notes within the DTC system must be made through direct participants, which will receive a credit for such notes on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Owners of beneficial interests in the global notes will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transaction, as well as periodic statements of their holdings, from the participants through which they purchased notes.

     DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited. These participants may or may not be the owners of beneficial interests in the global notes. DTC has no knowledge of the actual owners of the beneficial interests in such notes.

     We and the trustee will treat DTC's nominee as the sole owner or holder of the global notes for all purposes (for example, payments of principal and interest, rights to consent or vote, and receipt of any notices). Therefore, each owner of beneficial interests in the global notes must rely on the procedures of DTC and its participants to exercise any rights under the notes.

     We will have principal and interest payments made to DTC's nominee by wire transfer. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. The standing instructions and customary practices between the participants and owners of beneficial interests in the global notes will govern payments by participants to owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

     In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with notes on a record date.

     Conveyance   of  notices  and  other   communications   by  DTC  to  direct
participants,   by  direct   participants  to  indirect   participants   and  by
participants to beneficial owners will be governed by arrangements among them.

     Redemption notices shall be sent to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of each direct participant to be redeemed.

     DTC may discontinue providing its services as securities depositary for the notes at any time by giving reasonable notice to us, or we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In either of those cases, and in the event that no successor securities depositary is appointed by us, note certificates will be printed and delivered, in authorized denominations and having the same terms as the global notes they replace.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the trustee take any responsibility for the accuracy of such information.

                              PLAN OF DISTRIBUTION

     Under the provisions of a Distribution Agreement, dated March 20, 2002, the notes are being offered on a continuing basis by us through Salomon Smith Barney Inc., J.P. Morgan Securities Inc. and Banc One Capital Markets, Inc., as agents (the "Agents"), each of which has agreed to use its reasonable best efforts to solicit offers to purchase the notes. We also may sell notes to an Agent, as principal, at a price to be agreed upon at the time of sale. Such notes may be resold by such Agent to investors or other purchasers at varying prices related to prevailing market prices at the time of such resale or at a fixed public offering price set forth in the applicable pricing supplement, as determined by such Agent. We reserve the right to sell notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, without notice to us, to reject any proposed purchase of notes through it in whole or in part. Payment of the purchase price of notes will be required to be made in immediately available funds in The City of New York. We will pay each Agent a commission in the form of a discount ranging from .125% to .750% of the principal amount of notes sold through such Agent, depending upon the maturity date of such notes. No commission will be payable on any sale made directly by us. In the event of purchases of notes by the Agents as principal for resale to investors at a fixed price or prices, such purchases will, unless otherwise provided in the applicable pricing supplement, be at the public offering price less a discount ranging from .125% to .750%, depending upon the maturity date of such notes and negotiations between us and the relevant Agent.

     Each Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that an Agent may be required to make in respect of any liabilities, and to reimburse each Agent for, or pay, certain of their expenses, including the fees and disbursements of legal counsel to the Agents.

     In connection with certain offerings of the notes, the Agents may engage in overallotment, stabilizing transactions and short covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These activities, if commenced, may be discontinued at any time. Neither we nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the Agents makes any representation that the Agents will engage in any of the transactions described in this paragraph or that such transactions, once commenced, will not be discontinued without notice.

     The notes will not be listed on any securities exchange and will not have an established trading market when issued. Each Agent may make a market in the notes, but such Agent is not obligated to do so and may discontinue market-making at any time without notice. There can be no assurance that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes.

     Each Agent and/or  certain of its  affiliates  engages from time to time in
various   general   financing,   investment   banking  and  commercial   banking
transactions with us and certain of our affiliates.

PROSPECTUS


                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION


                                 DEBT SECURITIES







    By this prospectus, we may offer from time to time up to $100,000,000 of our unsecured debt securities. The debt securities of each series or issuance will be offered on terms to be determined at the time of sale.

    WE WILL PROVIDE THE SPECIFIC TERMS OF THE DEBT SECURITIES IN ONE OR MORE SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE APPLICABLE SUPPLEMENTS CAREFULLY BEFORE YOU INVEST.

    We may offer the debt securities in any of the following ways:

     o    directly;

     o    through agents;

     o    through dealers; or

     o through one or more underwriters or a syndicate of underwriters in an underwritten offering.

                               -----------------

    THE DEBT SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 14, 2002.

                               ------------------

                                TABLE OF CONTENTS



                                                                            PAGE
About this Prospectus .....................................................  2
Where You Can Find More Information .......................................  2
Central Hudson Gas & Electric Corporation .................................  3
Recent Developments .......................................................  4
Forward-Looking Statements ................................................  5
Use of Proceeds ...........................................................  5
Ratios of Earnings to Fixed Charges .......................................  6
Description of the Debt Securities ........................................  6
Legal Matters ............................................................. 11
Experts ................................................................... 12
Plan of Distribution ...................................................... 12

                              ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement (No. 333-83542) that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may offer, from time to time, the debt securities described in this prospectus in one or more offerings with a total aggregate principal amount not to exceed $100,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the debt securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change information in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2001, which we have filed with the SEC, as amended by our Form 10-K/A filed on February 28, 2002.

    Our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are also incorporated by reference until our offering of the debt securities is completed.

    You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                              Treasurer
                              Central Hudson Gas & Electric Corporation
                              284 South Avenue
                              Poughkeepsie, New York 12601-4879
                              (845) 486-5597

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT, AND IN ANY PRICING SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER OF THE DEBT SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

    Central Hudson Gas & Electric Corporation is a public utility that serves the Mid-Hudson River Valley region of New York State. We or our predecessors have been in business since 1900. We purchase, transmit, generate and sell electricity and purchase, transport and sell natural gas. Pursuant to a share exchange effective December 15, 1999, we became a wholly-owned subsidiary of CH Energy Group, Inc. Our preferred stock and debt obligations have not changed as a result of the share exchange.

    CH Energy Group, Inc., is also the holding company for various other energy-related businesses in the Northeast and Mid-Atlantic regions, engaged primarily in the distribution of fuel oil, gasoline, diesel, kerosene and propane; the sale of natural gas; the installation and maintenance of electrical systems and heating, ventilation and air conditioning equipment; project construction; and providing services for electric generators installed on customers' property.

    Our principal executive office is located at 284 South Avenue, Poughkeepsie, New York 12601-4879 and our telephone number is (845) 452-2000.

    Total revenues and operating income before income taxes (expressed as percentages) derived from our electric and gas operations accounted for approximately the following percentages of our total revenues and operating income before income taxes for each of the last three years:


                                                   PERCENT OF OPERATING
              PERCENT OF TOTAL REVENUES         INCOME BEFORE INCOME TAXES
              --------------------------        --------------------------
              ELECTRIC             GAS           ELECTRIC            GAS
              --------           -------        ---------          -------

2001 ........   79.5%             20.5%            73.3%            26.7%
2000 ........   83.2%             16.8%            86.2%            13.8%
1999 ........   82.0%             18.0%            86.6%            13.4%

    For the year ended December 31, 2001, we served an average of 280,769 electric and 65,774 natural gas customers monthly. Our total electric revenues during that period were derived from the following sources (approximate):

    o 43.1% from residential customers;

    o 31.0% from commercial customers;

    o 16.0% from industrial customers; and

    o 9.9% from other utilities and miscellaneous sources.

    Our total natural gas revenues during that period were derived from the following sources (approximate):

          o    49.1% from residential customers;

          o    37.5% from commercial customers;

          o    3.8% from industrial customers;

          o    2.9% from interruptible customers; and

          o    6.7%  from  miscellaneous   sources   (including   revenues  from
               transportation of customer-owned natural gas).

    Our largest customer is International Business Machines Corporation, which accounted for approximately 8.0% of our total electric revenues and approximately 1.0% of our total gas revenues for the year ended December 31, 2001.

                               RECENT DEVELOPMENTS

SALE OF PLANTS

    On January 30, 2001, we sold our 500-megawatt Danskammer Point Steam Electric Generating Plant and our 35% interest in the 1,200-megawatt Roseton Steam Electric Generating Plant to affiliates of Dynegy Power Corp. for approximately $713 million.

    On November 7, 2001, we sold our 9.0% interest in the 1,148-megawatt Unit 2 of the Nine Mile Point Nuclear Station to an affiliate of Constellation Nuclear LLC for a total consideration of $66.2 million, of which $28.4 million was paid in cash and $37.8 million of principal and interest will be paid under a five year promissory note, all subject to certain post-closing adjustments.

    To partially support our full service customers, we entered into an agreement with Dynegy to purchase capacity and energy from January 30, 2001 through October 31, 2003 (with our right to extend that period to October 31, 2004). We also entered into an agreement with Constellation to purchase capacity and energy from Nine Mile Unit 2 during the 10-year period beginning November 7, 2001. In each case, the energy will be purchased at specified prices, which increase over the life of the respective contract.

PSC RATE ORDER

    Effective October 25, 2001, the New York State Public Service Commission issued its Order Establishing Rates in a major rate and restructuring proceeding filed by us.

    The Order has a term of three years, beginning July 1, 2001, with our option to extend the Order for up to two years. Electric delivery rates were reduced by 1.2% and then frozen for the remainder of the term of the Order. Natural gas delivery rates were frozen for the term of the Order. Our customers will receive refunds of $25 million annually for each of the first three years the Order is effective. We will be allowed an annual base return on common equity of 10.3% on the equity portion of our rate base (approximately $250 million) determined separately for our electric and gas operations. Earnings above the 10.3% base return on equity will be retained by us up to 11.3% with a 50/50 sharing between our customers and us for amounts between 11.3% and 14.0%. Earnings above 14.0% will be reserved for customer benefits. The common equity ratio used to determine return on equity will be capped at 47% in the first year of the Order and will decline 1% per year in each of the next two years.

    Excess proceeds from power plant sales and deferred regulatory accounts approximating $164 million (net of tax) are available for our customers' benefit. The Order provides for the following customer benefit uses, unused amounts to remain available for future disposition:

    o Customer  refunds                  $45   million  (after tax)

    o Rate base  reduction               $42.5 million  (after tax)

    o Reliability  program               $13   million  (after tax)

    o Offset of manufactured gas         $12.6 million  (after tax)
      plant site remediation costs

    The Order also establishes customer service standards, enhanced low income and customer education programs.

DEFEASANCE OF MORTGAGE INDENTURE

    On November 6, 2001, we defeased our first mortgage bond indenture by depositing approximately $39 million with the trustee under that indenture. Effective that date, we are released of all obligations under that indenture. We can no longer issue secured debt under that indenture.


                           FORWARD-LOOKING STATEMENTS


    This prospectus and the information incorporated by reference may contain statements which, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. All forward-looking statements are intended to be subject to the safe harbor protection provided by such sections. A number of important factors affecting Central Hudson's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include, but are not limited to, weather, energy supply and demand, fuel prices, interest rates, potential future acquisitions, developments in the legislative, regulatory and competitive environments and market risks, electric and gas industry restructuring and cost recovery, future market prices for energy, capacity and ancillary services, the ability to obtain adequate and timely rate relief, changes in fuel supply or costs and the success of strategies to satisfy power requirements now that Central Hudson's electric generation has been sold, the outcome of pending litigation, and certain environmental matters, particularly industrial waste site remediation requirements, and certain presently unknown or unforeseen factors.

                                 USE OF PROCEEDS

    We are offering hereby our unsecured debt securities, in the maximum amount described on the cover page of this prospectus, on terms to be determined when an agreement or agreements to sell any or all of the debt securities are made from time to time.

    We expect to use the net proceeds from sales of the debt securities for:

     o    the payment of maturing issues of long-term debt;

     o repayment of short-term debt incurred or expected to be incurred for working capital requirements in connection with our construction program; and/or

     o financing expenditures for our construction program, funding of customer benefits/refunds and for other corporate purposes.

    More specific information concerning the use of the proceeds from any particular sale of debt securities will be set forth in the applicable prospectus supplement. Pending application for such purposes, proceeds from the sale of the debt securities may be temporarily invested in short-term instruments.

    We anticipate the need for additional funds for our construction program and for other corporate purposes and expect to incur short-term borrowings and may issue and sell additional securities as needed, in amounts and of types presently undetermined.

    Reference is made to the information contained in the documents referred to under the heading "Where You Can Find More Information" regarding our construction program and other significant capital requirements and our general financing plan and capabilities.

                       RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratios of earnings to fixed charges for each of the last five fiscal years are as follows:

                             YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------
                                         1997    1998   1999   2000    2001
                                         ----    ----   ----   ----    ----
Ratio of Earnings to Fixed Charges ....  3.94    3.83   3.58   3.75    2.23

    For purposes of the determination of this ratio, the following should be noted:

(1) Earnings consist of pretax income from continuing operations adjusted to add the amount of fixed charges computed for this ratio and also include our share in the income of our subsidiary, which is wholly owned. Since we are a public utility, earnings include allowance for funds used during construction.

(2) Fixed charges consist of interest charges on first mortgage bonds, other long-term debt, other interest charges including interest on short-term debt, amortization of premium and expense on debt and the portion of rents representative of the interest factor. These charges have not been reduced by any allowance for funds used during construction.

                       DESCRIPTION OF THE DEBT SECURITIES

    GENERAL: The debt securities will be issued under an indenture, dated as of April 1, 1992, between us and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association) (as successor trustee to Morgan Guaranty Trust Company of New York), as trustee. The debt securities may be issued in one or more series. Each series may provide for one or more issuances of debt securities. The following contains a description of the material terms of the debt securities. For a complete description of the debt securities, you should read the indenture.

    The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. The indenture also does not limit the amount of other debt, secured or unsecured, which we may issue. The debt securities will be our unsubordinated and unsecured obligations ranking equally with all our existing and future unsubordinated and unsecured obligations.

    Reference is made to the applicable prospectus supplement for a description of the following terms of specific series of debt securities:

     o    the title of debt securities of such series;

     o the limit, if any, upon the aggregate principal amount of debt securities of such series;

     o the rate or rates, or the method of determination thereof, at which debt securities of such series will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable; and the regular record dates for the interest payable on such interest payment dates;

     o our obligation, if any, to redeem or purchase debt securities of such series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which debt securities of such series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

     o the periods within which or the dates on which, the prices at which and the terms and conditions upon which such debt securities may be redeemed or repurchased, if any, in whole or in part, at our option;

     o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of such series will be issuable;

     o    whether debt securities of such series are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for such global securities; and

     o any other terms of such debt securities not inconsistent with the provisions of the indenture.

    PAYMENT OF DEBT SECURITIES; TRANSFERS, EXCHANGES: Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise) will be paid to the person to whom the principal of such debt security is paid. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the registered holder of such debt security as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest.

    Principal of and premium, if any, and interest, if any, on the debt securities at maturity will be payable upon presentation of the debt securities at the principal corporate trust office of U.S. Bank Trust National Association, or of any successor paying agent, in New York, New York. We may change the place of payment on the debt securities, may appoint one or more paying agents (including ourselves) and may remove any paying agent, all in our discretion. The applicable prospectus supplement, or a supplement thereto, will identify any new place of payment and any paying agent appointed and will disclose the removal of any paying agent effected prior to the date of such prospectus supplement or supplement thereto.

    The transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of U.S. Bank Trust National Association, or any successor transfer agent and registrar, in New York, New York. We may change the place for registration of transfer of the debt securities, may appoint one or more additional security registrars or transfer agents (including ourselves) and may remove any security registrar or transfer agent, all in our discretion. The applicable prospectus supplement, or a supplement thereto, will identify any new place for registration of transfer and any additional security registrar or transfer agent appointed and will disclose the removal of any security registrar or transfer agent effected prior to the date of such prospectus supplement or supplement thereto. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will not be required (a) to issue, register the transfer of, or exchange debt securities during a period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of, or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

    REDEMPTION: Any terms of the optional or mandatory redemption of any series of debt securities will be set forth in the applicable prospectus supplement. Except as shall otherwise be provided with respect to any series of debt securities, or any tranche thereof, redeemable at the option of the holder, the debt securities of such series, or any tranche thereof, will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series, or any tranche thereof, are to be redeemed, the particular debt securities will be selected by such method as the trustee deems fair and appropriate.

    Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such debt securities and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such debt securities.

    EVENTS OF DEFAULT: The following constitute events of default under the indenture with respect to each series of debt securities outstanding thereunder:

     o failure to pay any interest on any debt security of such series within 60 days after the same becomes due and payable;

     o failure to pay any principal of or premium, if any, on any debt security of such series within three business days after the same becomes due and payable;

     o failure to perform or breach of any of our covenants or warranties in the indenture (other than a covenant or warranty solely for the benefit of one or more other series of debt securities) for 60 days after written notice to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of the debt securities of such series outstanding under the indenture as provided in the indenture;

     o a default under any evidence of indebtedness by us (including a default with respect to any series of debt securities) or a default under any instrument under which there may be issued any such indebtedness, in each case aggregating in excess of $5 million, which default shall constitute a failure to pay the principal of such indebtedness when due and payable (after the expiration of any applicable grace period) or shall have resulted in the acceleration of when such indebtedness becomes due and payable if (1) either the trustee, or at least 10% in principal amount of any outstanding series of debt securities, shall have given us notice of such default and (2) within 10 days of said notice, such indebtedness is not discharged or such acceleration is not rescinded or annulled;

     o    certain events of bankruptcy, insolvency or reorganization; and

     o any other event of default specified with respect to debt securities of such series.

     REMEDIES: If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of such series may declare the principal amount (or if the debt securities of such series are discount notes or similar debt securities, such portion of the principal amount as may be specified in the applicable prospectus supplement) of all of the debt securities of such series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

     At any time after the declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if-

     o    we have paid or deposited with the trustee a sum sufficient to pay

          --  all overdue interest on all debt securities of such series,

          -- the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such debt securities,

          -- interest upon overdue interest at the rate or rates prescribed therefor in such debt securities, to the extent that payment of such interest is lawful, and

          --  all amounts due to the trustee under the indenture; and

     o any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

     If any such event of default with respect to the debt securities of any series occurs and is continuing, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series, subject to the following:

     o If such an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series;

     o Such direction will not be in conflict with any rule of law or with the indenture and could not involve the trustee in personal liability in circumstances where reasonable indemnity would not be adequate;

     o The trustee may take any other action it deems proper which is not inconsistent with such direction; and

     o The trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction.

     The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment. The indenture generally provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the debt securities of such series notice of any default known to it, unless cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series, however, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so. Furthermore, in the case of such an event of default caused by our failure to perform or our breach of any covenant or warranty in the indenture, no such notice shall be given to such holders until at least 75 days after the occurrence thereof.

    We will be required to furnish annually to the trustee a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

    COVENANTS: MAINTENANCE OF PROPERTY; PRESERVATION OF RIGHTS; CONSOLIDATION, OR MERGER, ETC.; NEGATIVE PLEDGE: We will cause (or, with respect to property owned in common with others, make a reasonable effort to cause) all our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and will cause (or with respect to property owned in common with others, make a reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in our judgment, may be necessary so that the business carried on in connection therewith may be properly conducted. The foregoing, however, shall not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business.

    Subject to the provisions described in the next paragraph, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and our rights (charter and statutory) and franchises. We shall not, however, be required to preserve any such right or franchise if, in our judgment, (1) preservation thereof is no longer desirable in the conduct of our business and (2) the loss thereof does not adversely affect the interests of the holders in any material respect.

    We will  not  consolidate  with or  merge  into  any  other  corporation  or
corporations   or  convey,   transfer  or  lease  our   properties   and  assets
substantially as an entirety to any person or persons unless:

     o the corporation or corporations formed by such consolidation or into which we are merged or the person or persons which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety, expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the outstanding debt securities and the performance of all of our covenants under the indenture;

     o immediately after giving effect to any such transaction no event of default, and no event which after notice or lapse of time would become an event of default, will have occurred and be continuing; and

     o we will have delivered to the trustee an officers' certificate and an opinion of counsel as provided in the indenture.

    We will not incur or permit to exist a mortgage, lien, pledge, charge or encumbrance of any kind upon our property to secure indebtedness without equally and ratably securing the outstanding debt securities of all series. This restriction shall not apply in certain circumstances, however, including the pledging by us of assets in connection with the incurrences of indebtedness in aggregate principal amount not exceeding 3% of our net tangible utility assets at any time outstanding. The indenture also excepts certain encumbrances from this restriction including, among other things:

     o liens for taxes not delinquent and liens for taxes which are delinquent but are being contested in good faith by us;

     o easements, rights of way, restrictions or reservations in our property for, among other things, roads, utility transmission and distribution facilities and other utility rights of way and immaterial defects in title;

     o purchase money mortgages on property acquired after the date of the indenture;

     o    liens existing on assets prior to the acquisition thereof; and

     o liens arising out of the refinancing, extension renewal or refunding of indebtedness secured by certain of the liens or encumbrances referred to above, including by any of the two immediately preceding clauses.

     Generally, personal property used in our ordinary business, including cash, accounts receivable, stock in trade, products generated or purchased by us, office equipment, motor vehicles, fuel and gas, are also excepted from this restriction.

     MODIFICATION OF INDENTURE: Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o to evidence the succession of another person to us and the assumption by any such successor of our covenants in the indenture and the debt securities; or

     o to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, or tranche thereof, or to surrender any right or power conferred upon us by the indenture; or

     o to add any additional events of default with respect to all or any series of outstanding debt securities; or

     o to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of debt securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when there is no debt security of such series or tranche remaining outstanding under the
          indenture;   or

     o    to provide collateral security for the debt securities; or

     o to establish the form or terms of debt securities of any series or tranche as permitted by the indenture; or

     o to evidence and provide for the acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee; or

     o    to provide for the procedures  required to permit the utilization of a
          noncertificated   system  of  registration  for  any  series  of  debt
          securities; or

     o    to change any place where:

          -- the principal of and premium, if any, and interest, if any, on debt securities of any series, or any tranche thereof, shall be payable;

          -- any debt securities of any series, or any tranche thereof, may be surrendered for registration of transfer;

          -- debt securities of any series, or any tranche thereof, may be surrendered for exchange; and

          -- notices and demands to or upon us in respect of the debt securities of any series, or any tranche thereof, and the
               indenture  may  be  served;   or

     o to cure any ambiguity or inconsistency, or to make any other provisions with respect to matters or questions arising under the indenture, provided such other provisions shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

    The holders of a majority in aggregate principal amount of the debt securities of all series then outstanding under the indenture may, before the time compliance by us with certain restrictive provisions of the indenture is required, waive our compliance with one or more of such provisions. The holders of not less than a majority in principal amount of the debt securities of any series then outstanding under the indenture may waive any past default under the indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of such series affected.

    Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture to require changes to the indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the indenture, we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

    In general and except as described above, the consent of the holders of not less than a majority in principal amount of the debt securities of all series then outstanding under the indenture, considered as one class, is required to add, change or eliminate any provision of the indenture pursuant to one or more supplemental indentures. If less than all of the series of debt securities outstanding under the indenture are directly affected by a supplemental indenture, however, then only the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series so directly affected, considered as one class, is required. Furthermore, if the proposed supplemental indenture shall directly affect the rights of the holders of debt securities of one or more, but less than all, of the tranches of any series issued in tranches, then only the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding of all tranches so directly affected, considered as one class, shall be required. No such supplemental indenture will, without the consent of the holder of each debt security outstanding under the indenture of each such series or tranche directly affected thereby:

     o change the stated maturity of, or any installment of principal of or the rate of interest on (or the amount of any installment of interest
          on), any debt security, or reduce the principal thereof or redemption premium thereon, if any, or change the amount payable upon acceleration of a discount note or method of calculating the rate of interest thereon, or otherwise modify certain terms of payment of the principal thereof or interest or premium thereon;

     o reduce the percentage in principal amount of the debt securities outstanding under such series or tranche required to consent to any supplemental indenture or waiver of compliance with any provision of the indenture or any default under the indenture and its consequences, or to reduce the requirements for quorum and voting; or

     o modify certain of the provisions in the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

    A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or of one or more tranches thereof, or which modifies the rights of the holders of debt securities of such series or tranche with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of any other debt securities.

    DEFEASANCE: The debt securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the indenture), and our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the trustee, in trust:

     o    money in the amount which will be sufficient; or

     o direct obligations of, or obligations unconditionally guaranteed by, the United States of America and entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, in each case which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee, will be sufficient; or

     o a combination of the preceding items which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such debt securities or portions thereof on and prior to the maturity thereof.

    As a condition to defeasing any series of debt securities as described above, we are obligated to obtain a legal opinion to the effect that the defeasance will be tax free to the holders of the debt securities to be defeased.

    TITLE: We, the trustee, and any agent of ours or the trustee may treat the registered holder of a debt security as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

                                  LEGAL MATTERS

    The legality of the debt securities offered hereby and all legal matters in connection therewith will be passed upon for us by Gould & Wilkie LLP, our general counsel, One Chase Manhattan Plaza, New York, New York and for any underwriter, dealer or agent by Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York.

                                     EXPERTS

    Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities:

     o    through underwriters or dealers;

     o    directly to one or more purchasers; or

     o    through agents.

    Each prospectus supplement will set forth the terms of the offering of the debt securities offered thereby, including the name or names of any underwriters, dealers or agents, the initial public offering price or purchase price of such debt securities, the proceeds we receive from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchange on which debt securities may be listed and the use of delayed delivery contracts, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in a prospectus supplement are deemed to be underwriters, dealers or agents in connection with the debt securities offered thereby.

    If underwriters are used in the sale of the debt securities, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. Any underwriters with respect to any of the debt securities will be named in the prospectus supplement applicable to such debt securities and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase any of the debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such debt securities if any are purchased.

    Subject to certain conditions, we may agree to indemnify the several underwriters or agents and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this prospectus, a prospectus supplement or the documents incorporated by reference herein or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. See the applicable prospectus supplement.

    Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying debt security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. The underwriters may engage in any such activities on any exchange or other market in which the debt securities may be traded. If commenced, the underwriters may discontinue those activities at any time. The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the debt securities being sold at that time.

    Underwriters, dealers and agents or their affiliates may engage from time to time in various general financing, investment banking and commercial banking transactions with us and certain of our affiliates.